UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2022 (December 5, 2022)

PAPAYA GROWTH OPPORTUNITY CORP. I

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-41223 (Commission File Number)	87-3071107 (I.R.S. Employer Identification No.)

2201 Broadway, #705 Oakland, CA (Address of principal executive offices)	94612 (Zip Code)

(510) 214-3750

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered

Units, each consisting of one share of Class A common stock, par value $0.0001 per share, and one-half of one Redeemable Warrant	PPYAU	The Nasdaq Stock Market LLC

Shares of Class A common stock, par value $0.0001 per share, included as part of the units	PPYA	The Nasdaq Stock Market LLC

Redeemable warrants, each exercisable for one share of Class A common stock for $11.50 per share, included as part of the units	PPYAW	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Election of Directors; Appointment of Certain Officers; Departure of Directors or Certain Officers.

Effective December 8, 2022, Daniel Murillo and Tim Schenk (the “Incoming Directors”) have been appointed directors of the Company. The size of the Board will be three following the departure of the Departing Directors (as defined below) and appointment of the Incoming Directors. Mr. Clay Whitehead continues to remain as a member of the Board.

In addition to being a director of the Company, Daniel Murillo will chair the Company’s Compensation Committee and Tim Schenk will chair the Company’s Audit Committee. Mr. Schenk will also act as the Non-Executive Chairperson of the Company.

Set forth below is a summary of the business backgrounds of each of Messrs. Murillo and Schenk.

On December 5, 2022, Patrick Pohlen, Dave Yarnold, Dee Dee Sklar, and Patricia Nakache (the “Departing Directors”) resigned as members of the Board of Directors (the “Board”) of Papaya Growth Opportunity Corp. I (the “Company”) effective December 8, 2022. The Departing Directors have also resigned from any respective committees of the Board to which they belonged effective December 8, 2022.

The Departing Directors’ resignations did not result from any disagreements with the Company on any matter relating to its operations, policies, or practices.

Daniel Murillo has overseen investment and operating activities at AQP Capital, including acquisitions, dispositions, capital raising, debt financing, property rehabilitation and management since September 2015. His firm, AQP Capital, owns and manages over 1,300 units across more than 120 properties in Southern California with a special focus on workforce multifamily properties. Prior to AQP Capital, Mr. Murillo served as CEO & Founder of Little Black Bag from January 2011 to April 2014, as well as a Venture Capitalist at Greycroft Partners from August 2008 to December 2010. Additionally, Mr. Murillo currently serves on the Board of Directors of Soleil Academy, a Charter School in Lynwood, CA, is a member of the Young Presidents Organization (YPO) Santa Monica Bay chapter and is a member of the Tocqueville Society of the United Way of Greater Los Angeles. Mr. Murillo has a BA in Computer Science, Magna Cum Laude, from Amherst College and an MBA from the Stanford Graduate School of Business.

Tim Schenk is an investment management professional with over 20 years of experience. Mr. Schenk founded Kuleana Capital Management LLC, where he acts as President and Portfolio Manager, in February 2016. Prior to founding Kuleana Capital Management, Mr. Schenk served as an investment professional at a number of hedge funds, including Blue Ridge Capital from 2001 to 2006, White Elm Capital from 2007 to 2010, Newbrook Capital Advisors from 2011-2013, and Elmrox Investment Group from 2014-2016. Mr. Schenk graduated with distinction from the McIntire School of Commerce at the University of Virginia and earned his MBA from the Stanford Graduate School.

Committee Assignments

 Prior to the resignations of the Departing Directors contemplated by this 8-K, the Company’s audit committee of the board of directors consisted of Dee Dee Sklar, Patricia Nakache and Patrick Pohlen, each of whom was an independent director. As a result of the resignation of the Departing Directors, the former members of the audit committee were replaced by Daniel Murillo and Tim Schenk. Mr. Schenk is the chairperson of the audit committee.

As a result of the resignations of the Departing Directors, Dave Yarnold and Patrick Pohlen, the Company reconstituted the compensation committee of the board of directors to consist of Daniel Murillo and Tim Schenk, each of whom is an independent director. Mr. Murillo is the chairperson of the compensation committee.

Related Party Transactions

Since February 1, 2022, the Company has paid Kuleana Capital Management, an affiliated entity with Mr. Schenk, approximately $14,900 a month for certain consulting services to the Company. Kuleana Capital Management has received a total of $160,425.12 for its services. The consulting arrangement with Kuleana Capital Management was terminated on December 7, 2022, upon Mr. Schenk's appointment to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2022

PAPAYA GROWTH OPPORTUNITY CORP. I

By:	/s/ Clay Whitehead
Name:	Clay Whitehead
Title:	Chief Executive Officer